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                      December 19, 2022

       Morgan Callagy
       Co-Chief Executive Officer
       Revelstone Capital Acquisition Corp.
       14350 Myford Road
       Irvine, CA 92606

                                                        Re: Revelstone Capital
Acquisition Corp.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed April 5, 2022
                                                            File No. 001-41178

       Dear Morgan Callagy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              G. Alex Weniger-Araujo